UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Medialink Worldwide Incorporated
(Exact name of registrant as specified in its charter)

Delaware	52-1481284
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

708 Third Avenue
New York, NY 10017
(Address of principal executive offices) (Zip Code)

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	The NASDAQ Capital Market

Securities to be registered pursuant to Section 12(g) of the Act:

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.   ☐

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(b) of the Act:

This Amendment No. 1 amends and supplements the Registration Statement on Form 8-A (including the Exhibits thereto, the “Form 8-A”) initially filed with the Securities and Exchange Commission on August 16, 2001, by Medialink Worldwide Incorporated, a Delaware corporation (the “Company”), as set forth below. Capitalized terms used herein without definition shall have the meaning set forth in the Preferred Stock Rights Agreement, dated as of August 16, 2001, by and between the Company and Mellon Investor Services LLC (the “Rights Agreement”).

Item 1.  Description of Registrant’s Securities to be Registered.

Item 1 of the Form 8-A is amended and supplemented by adding the following:

On July 1, 2009, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with The NewsMarket, Inc., a Delaware corporation (“Parent”) and TNM Group Incorporated, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”).  Pursuant to the Merger Agreement, and upon the terms and conditions thereof, all issued and outstanding shares of the Company’s common stock, par value $0.01 per share, and all stock purchase rights associated with such shares (the “Shares”), will be cancelled and converted into the right to receive cash in the amount of $0.20 per share, without interest and less any applicable withholding taxes. After the consummation of the Merger, as hereinafter defined, and subject to certain terms and conditions in the Merger Agreement, the Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent (the “Surviving Corporation”). At the effective time of the Merger, each Share (other than Shares owned by the Company, any wholly-owned subsidiary of the Company, Parent, Merger Sub, or stockholders who have not voted in favor of the Merger or consented thereto in writing and who have properly demanded appraisal for such Shares in accordance with Section 262 of the Delaware General Corporation Law), will be automatically converted into the right to receive $0.20 in cash. In order to induce Parent and Merger Sub to enter into the Merger Agreement, the directors and certain officers of the Company entered into a Voting Agreement with Parent and Merger Sub concurrent with the execution and delivery of the Merger Agreement.

On July 1, 2009, prior to the execution of the Merger Agreement and the Voting Agreement, the Company entered into an amendment (the “Rights Amendment”) to the Preferred Stock Rights Agreement, dated as of August 16, 2001, between the Company and Mellon Investor Services, LLC (the “Rights Agreement”). The Rights Amendment, among other things, renders the Rights Agreement inapplicable to the Merger, the Voting Agreement, the Merger Agreement and the transactions contemplated thereby. The Rights Amendment provides that the approval, execution or delivery of the Merger Agreement, the Voting Agreement or the consummation of or announcement of the Merger or any other transaction contemplated in the Merger Agreement will not result in either Parent or Merger Sub being deemed an “Acquiring Person” (as such term is defined in the Rights Agreement).

None
(Title of Class)

In addition, the Rights Amendment provides that none of a “Shares Acquisition Date,” a “Distribution Date” or a “Section 13 Event” (as such terms are defined in the Rights Agreement) shall occur by reason of the approval, execution or delivery of the Merger Agreement, the Voting Agreement or the consummation of or announcement of the Merger or any other transaction contemplated in the Merger Agreement. The Rights Amendment also provides that the Rights Agreement will expire at the Effective Time (as such term is defined in the Merger Agreement) if the Rights Agreement has not otherwise terminated.

A copy of the Rights Amendment is attached as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 8, 2009 and is incorporated herein by reference. The foregoing summary of the Rights Amendment does not purport to be complete and is qualified in its entirety by reference to the Rights Amendment.

Item 2.  Exhibits.

Exhibit
Number	Description of Exhibits
4.1
Amendment No. 1 to Preferred Stock Rights Agreement, dated July 1, 2009, by and between Medialink Worldwide Incorporated and Mellon Investor Services LLC (incorporated by reference to the Company’s Current Report on Form 8-K filed on July 8, 2009).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Medialink Worldwide Incorporated

Dated: July 8, 2009	By:	/s/ Kenneth G. Torosian
Chief Financial Officer, Treasurer and Secretary